Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Robert Doetsch
Director, Investor Relations	Director, Public Relations
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	robert_doetsch@kellyservices.com

KELLY SERVICES REPORTS INCREASED REVENUE AND EARNINGS

FOR THE 1st QUARTER OF 2004

TROY, MI (April 20, 2004)—Kelly Services, Inc., a global provider of staffing services, today announced revenue and earnings results for the first quarter ended March 28, 2004.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced revenue for the first quarter of 2004 totaled $1.159 billion, a 15.5% increase compared to the $1.003 billion for the corresponding quarter in 2003.

Net earnings for the first quarter of 2004 totaled $1.1 million, compared to $310 thousand reported for the first quarter of 2003. Diluted earnings per share in the first quarter of 2004 were $0.03, as compared to first quarter 2003 earnings of $0.01 per share.

Commenting on the results, Adderley said, “The economic recovery is well underway, and I am pleased with our first quarter results. We achieved a new first quarter sales record of $1.159 billion. Revenue growth of 15.5% for the quarter was the strongest growth achieved since the second quarter of 1997. Additionally, the first quarter earnings improvement puts us on track to achieve strong earnings growth in 2004.

“We’re off to a great start, and we expect it to continue. Assuming just moderate economic growth, second quarter 2004 earnings per share should range from $0.08 to $0.13, as compared to $0.04 per share in the second quarter of 2003.

“Revenue in our U.S. Commercial staffing segment increased 8.9% year over year during the first quarter, compared to the 4.0% increase reported in the fourth quarter of 2003. The gross profit rate in this segment decreased nine-tenths of a percent, primarily due to increased workers’ compensation costs, higher state unemployment taxes, and the impact of customer mix. Expenses increased 3.2% compared to last year. Operating earnings totaled $24.3 million, an increase of 0.9% compared to last year.

“Revenue in our Professional, Technical, and Staffing Alternatives (PTSA) segment increased 7.7% year over year during the first quarter, compared to the prior quarter’s increase of 4.1%. Kelly Law Registry and Kelly Healthcare Resources were the leading professional and technical performers in the first quarter. Kelly HR First and Kelly Vendor Management were the leading staffing alternatives units. Kelly Home Care and the Automotive Services Group experienced revenue decreases during the quarter. The PTSA gross profit rate decreased two-tenths of one percent, primarily due to increased workers’ compensation costs at Kelly Staff Leasing. Expenses increased 7.4% as compared to last year principally due to planned expansion of Kelly Vendor Management and Kelly FedSecure. Operating earnings totaled $14.2 million and increased 5.8% on a year-over-year basis.

- more -

“Revenue in our International segment, as measured in U.S. dollars, increased 33.6% year over year during the first quarter, as compared to a 30.6% increase in the fourth quarter. The International gross profit rate decreased by nine-tenths of a percent, primarily due to gross profit rate decreases in Europe. Fee based income showed a modest increase. Operating expenses increased by 20.9% in U.S. dollar terms. The international operating loss totaled $952 thousand, a significant improvement compared to a loss of $3.2 million last year.

“On a constant currency basis, International revenue increased 17.8% year over year in the first quarter, as compared to 16.0% growth in the fourth quarter. Total company revenue for the first quarter of 2004 increased 11.1% on a constant currency basis compared to the corresponding quarter of 2003. Constant currency revenue growth was positive in all regions: Americas increased 15%, Europe increased 18%, and Asia Pacific increased 21%. International expenses increased by 6.3% on a constant currency basis.”

In conjunction with its first quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on April 20, 2004 to review the results. The call may be accessed in one of the following ways:

Via the Telephone:

U.S.	888-730-9134
International	1-773-756-4625

The conference call leader is Terence Adderley

The passcode is Kelly Services

Via the Internet:

You may access the call via the Internet through Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering human resources solutions that include temporary services, staff leasing, outsourcing, vendor on-site and full-time placement. With nearly 2,500 company owned and operated offices in 26 countries, Kelly provides to its customers nearly 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education and health care. Revenue in 2003 was $4.3 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED MARCH 28, 2004 AND MARCH 30, 2003

(UNAUDITED)

(In thousands of dollars except per share data)

	2004	2003	Change	% Change
Revenue from services	$1,158,811	$1,003,397	$155,414	15.5%
Cost of services	975,455	837,845	137,610	16.4

Gross profit	183,356	165,552	17,804	10.8
Selling, general and administrative expenses	181,342	165,162	16,180	9.8

Earnings from operations	2,014	390	1,624	416.4
Interest (expense) income, net	(239)	122	(361)	(295.9)

Earnings before taxes	1,775	512	1,263	246.7
Income taxes	710	202	508	251.5

Net earnings	$1,065	$310	$755	243.5%

Basic earnings per share	$0.03	$0.01	$0.02	200.0%

Diluted earnings per share	$0.03	$0.01	$0.02	200.0%

STATISTICS:
Gross profit rate	15.8%	16.5%	(0.7)%
Expenses as a % of revenue	15.6	16.5	(0.9)
% Return—Earnings from operations	0.2	0.0	0.2
Earnings before taxes	0.2	0.1	0.1
Net earnings	0.1	0.0	0.1
Effective income tax rate	40.0%	39.5%	0.5%
Average number of shares outstanding (thousands):
Basic	34,881	35,548
Diluted	35,302	35,626

KELLY SERVICES, INC.

RESULTS OF OPERATIONS BY SEGMENT

(UNAUDITED)

(In thousands of dollars)

	March Year to Date
	2004	2003	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$549,422	$504,309	$45,113	8.9%
PTSA	238,698	221,659	17,039	7.7
International	370,691	277,429	93,262	33.6

Consolidated Total	$1,158,811	$1,003,397	$155,414	15.5%

Earnings (Loss) from Operations:
U.S. Commercial Staffing	$24,313	$24,100	$213	0.9%
PTSA	14,162	13,388	774	5.8
International	(952)	(3,157)	2,205	69.8
Corporate	(35,509)	(33,941)	(1,568)	(4.6)

Consolidated Total	$2,014	$390	$1,624	416.4%

KELLY SERVICES, INC.

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

(UNAUDITED)

(In thousands of dollars)

	March Year to Date
	2004	2003	Change	% Change
US Commercial	$549,422	$504,309	$45,113	8.9%
PTSA	238,698	221,659	17,039	7.7
International—constant currency*	326,841	277,429	49,412	17.8

Revenue from services—constant currency	1,114,961	1,003,397	111,564	11.1%
Foreign currency impact	43,850	—	43,850

Revenue from services	$1,158,811	$1,003,397	$155,414	15.5%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(In thousands of dollars)

	March 28, 2004	December 28, 2003	March 30, 2003
	(UNAUDITED)		(UNAUDITED)
Current Assets
Cash and equivalents	$55,347	$76,378	$72,637
Short-term investments	452	457	493
Trade accounts receivable, less allowances of $16,004, $14,983 and $13,155, respectively	704,771	658,090	593,858
Prepaid expenses and other current assets	34,777	31,784	37,298
Deferred taxes	24,530	24,962	22,586

Total current assets	819,877	791,671	726,872
Property and Equipment, Net	181,487	188,122	198,982
Noncurrent Deferred Taxes	14,378	14,606	21,055
Goodwill, Net	84,398	85,788	81,027
Other Assets	58,847	57,550	48,798

Total Assets	$1,158,987	$1,137,737	$1,076,734

Current Liabilities
Short-term borrowings	$37,904	$39,190	$24,441
Accounts payable	96,561	92,265	79,194
Accrued payroll and related taxes	218,792	200,503	192,021
Accrued insurance	33,674	36,016	27,877
Income and other taxes	52,754	49,342	45,647

Total current liabilities	439,685	417,316	369,180
Noncurrent Liabilities
Accrued insurance	54,941	58,763	45,467
Accrued retirement benefits	48,788	48,025	40,689

Total noncurrent liabilities	103,729	106,788	86,156
Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(108,023)	(113,158)	(90,883)
Paid-in capital	19,651	19,096	18,285
Earnings invested in the business	654,300	656,726	662,514
Accumulated foreign currency adjustments	9,529	10,853	(8,634)

Total stockholders’ equity	615,573	613,633	621,398

Total Liabilities and Stockholders’ Equity	$1,158,987	$1,137,737	$1,076,734

STATISTICS:
Working Capital	$380,192	$374,355	$357,692
Current Ratio	1.9	1.9	2.0
Debt-to-capital %	5.8%	6.0%	3.8%
Global Days Sales Outstanding
Year to Date	55	55	54

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 13 WEEKS ENDED MARCH 28, 2004 AND MARCH 30, 2003

(UNAUDITED)

(In thousands of dollars)

	2004	2003
Cash flows from operating activities
Net earnings	$1,065	$310
Noncash adjustments:
Depreciation and amortization	11,326	11,908
Increase in trade accounts receivable, net	(47,447)	(22,552)
Changes in operating assets and liabilities	18,743	(4,391)

Net cash from operating activities	(16,313)	(14,725)

Cash flows from investing activities
Capital expenditures	(4,375)	(8,445)
Decrease in short-term investments	5	106
Increase in other assets	(173)	(951)

Net cash from investing activities	(4,543)	(9,290)

Cash flows from financing activities
Decrease in short-term borrowings	(708)	(1,034)
Dividend payments	(3,491)	(3,555)
Stock options and other	4,169	6
Purchase of treasury stock	(3)	(38)

Net cash from financing activities	(33)	(4,621)

Effect of exchange rates on cash and equivalents	(142)	337

Net change in cash and equivalents	(21,031)	(28,299)
Cash and equivalents at beginning of period	76,378	100,936

Cash and equivalents at end of period	$55,347	$72,637